Exhibit 99.1

TOREADOR AND ZAZA FINALIZE COMBINATION

New Company Named ZaZa Energy Corporation

Company Issues $100 Million in Senior Secured Notes

Houston, Texas – February 22, 2012 – ZaZa Energy Corporation (“the Company” or “ZaZa”) (NASDAQ: ZAZA) announced today that it has completed the combination of Toreador Resources and ZaZa Energy LLC, creating an international resource-focused exploration and production company. ZaZa’s portfolio includes producing and exploration assets in the Eagle Ford and Eaglebine resource plays in Texas and the Paris Basin in France. In the merger, each share of Toreador was converted into one share of ZaZa common stock. Today, the common stock of ZaZa Energy Corporation begins trading on the NASDAQ exchange under the stock ticker symbol “ZAZA”.

As previously disclosed, ZaZa’s new Board of Directors includes five independent directors and four executive directors. The independent directors are: Travis Burris, Bernard de Combret, Adam Kroloff, Herbert Williamson and Fred Zeidman. The executive directors are: Todd Brooks, John Hearn, Gaston Kearby and Craig McKenzie. Fred Zeidman will serve as the non-executive Chairman of the Board. Craig McKenzie will serve as President and Chief Executive Officer, and Charles Campise will serve as the Company’s Chief Financial Officer.

ZaZa today also announced that it has issued senior secured notes with a principal amount of $100 million maturing in 2017 (the “Notes”) in a private placement to a group of investors led by MSD Energy Partners, L.P. and Senator Investment Group LP. The Notes bear interest at a rate of 8% per annum, payable quarterly. In connection with the issue of the Notes, ZaZa also issued to the investors warrants to purchase an aggregate of approximately 26.3 million shares of ZaZa common stock at $3.15 per share (the “Warrants”). The Warrants expire in five years and are exercisable at any time after the six month anniversary of the issuance date. The Company intends to use the net proceeds of the Notes to fund acreage acquisitions, drilling programs, the repayment of certain existing debt, costs associated with the merger and for general corporate purposes.

The Company also noted that the original ZaZa equity holders (“Holders”) have entered into agreements to sell approximately 8.3 million shares of ZaZa common stock in private resales to certain institutional investors, which will bring their pro forma ownership to approximately 67.9 million shares. These transactions will be disclosed by the Holders through appropriate regulatory filings.

Craig McKenzie, President and Chief Executive Officer of ZaZa, said, “We are pleased to have completed both the corporate combination and the new financing. ZaZa is poised to develop a unique asset portfolio of approximately 500,000 net acres in two world-class resource basins. Our goal is to provide immediate and sustainable production in the Eagle Ford and Eaglebine plays in Texas, while also progressing our position in the Paris Basin, France, where we have an attractive exposure to a very large oil resource. We look forward to realizing the significant potential of our compelling growth platform for the benefit of all stakeholders.”

ZaZa will provide a full corporate update and future outlook at the time of its Form 10-K filing with the Securities and Exchange Commission in late March 2012.

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly traded exploration and production company with primary assets in the Eagle Ford, Eaglebine and Paris Basin resource plays. More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. ZaZa intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause ZaZa’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by ZaZa are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Notes and related warrants sold by the Company in the private placement described above have note been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration or an exemption therefrom. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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Investor Contact:

Tony Vermeire

+33 1 47 03 34 24

tvermeire@toreador.net

Media Contacts:

Dan Gagnier/Jared Levy

Sard Verbinnen & Co.

+1 (212) 687-8080

dgagnier@sardverb.com

jlevy@sardverb.com